EXHIBIT 10.3
Amendment Number Four to the American Greetings Corporation
Executive Deferred Compensation Plan
and
Amendment Number One to the American Greetings Corporation
Executive Third Party Option Plan
     WHEREAS, the American Greetings Corporation (the “Company”) currently maintains the American Greetings Corporation Executive Deferred Compensation Plan (the “Plan”), which was adopted effective October 26, 1993; and
     WHEREAS, the Plan was amended thrice, the third time to establish the American Greetings Corporation Executive Third Party Option Plan (the “Option Plan”; both the Option Plan and the Plan are hereinafter collectively referred to as the “Plans”) and to segregate the Option Plan into a separate amendment to the Plan; and
     WHEREAS, the Company desires to amend the Plan and the Option Plan to update their provisions in accordance with the American Jobs Creation Act of 2004, the applicable requirements of which are set forth in Internal Revenue Code (the “Code”) Section 409A, by virtue of specific amendments to the Plan; and
     WHEREAS, the Company wishes to freeze the Option Plan, effective January 1, 2005, to prohibit the further issuance of options thereunder, but to permit those options earned and vested as of December 31, 2004, to remain subject to the Plans’ terms in effect at that time, while subjecting any options not earned and vested as of that date to the rules established by Code Section 409A, which are incorporated into the Plans by virtue of this Amendment Number Four; and
     WHEREAS, Section 10.1 of the Plan and Section 20 of the Option Plan permit the Company to amend the Plan and the Option Plan at any time at the Board of Director’s discretion;
     NOW, THEREFORE, the Plan and the Option Plan are hereby amended as set forth below. Unless otherwise noted, all provisions of this amendment are effective January 1, 2005.
A.	Amendments to the Plan
1.	Section 2.1, Definitions, is hereby amended by deleting the definitions of “Disability,” “Employer,” and “Unforeseeable Emergency” and replacing them in their entirety with the following:

“‘Disability,’ or ‘Disabled’ means the following, in the following contexts and circumstances:
(i) With respect to Participants’ Deferred Compensation Benefits and Restoration Benefits that are earned and vested prior to December 31, 2004, a physical or mental condition of a Participant resulting from a bodily injury, disease, or mental disorder which renders him incapable of continuing in the employment of the Employer, as determined by the Administrator based upon appropriate medical advice and examination; and
(ii) With respect to Participants’ Deferred Compensation Benefits and Restoration Benefits that are earned or vest after December 31, 2004, a Participant’s absence from employment with the Employer due to: (A) his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which either can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (B) a medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve (12) months, for which such Participant is scheduled to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the employees of such Employer.”
“‘Employer’ means American Greetings Corporation, an Ohio corporation (“AGCo”) and its controlled subsidiaries and affiliates; provided, that for Plan Years commencing after December 31, 2004, such term shall also include (to the extent not previously included in the preceding definition) any corporation, limited liability company, partnership, or other business organization which is part of a “controlled group of corporations” that includes AGCo (within the meaning of Code Section 414(b) and related regulations), or is “under common control” with AGCo (within the meaning of Code Section 414(c) and related regulations).”
“‘Unforeseeable Emergency’ means:
(i) With respect to Participants’ Deferred Compensation Benefits and Restoration Benefits that are earned and vested prior to December 31, 2004, an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted; and
(ii) With respect to Participants’ Deferred Compensation Benefits and Restoration Benefits that are earned or vest after December 31, 2004, any of the following:
(A) a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined under Code Section 152(a));
(B) loss of the Participant’s property due to casualty; or
(C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.”

2. Section 2.1, Definitions, is hereby amended by adding the following definitions thereto in the proper alphabetical sequence:
“‘Specified Employee’ means any individual employed by the Employer for whom both (i) and (ii) apply:
(i) at any time during the twelve (12) month period ending on the December 31st preceding the Plan Year under consideration, such individual:
(A) is one of the top fifty (50) compensated officers of AGCo and has annual “W-2” compensation of at least $130,000; or
(B) owns more than five percent (5%) of AGCo’s stock; or
(C) owns more than one percent (1%) of AGCo’s stock and has annual “W-2” compensation in excess of One Hundred Fifty Thousand Dollars ($150,000); and
(ii) AGCo’s stock is publicly-traded on the date such individual Separates from Service.
In making the above determinations, the foregoing compensation amounts shall be adjusted from time to time in accordance with the cost-of-living adjustments under Code Section 416(i), and an individual who qualifies as a Specified Employee under part (i) hereof shall be treated as a Specified Employee for the twelve (12) month period beginning on the April 1st next following the date he so qualifies.”
“‘Separation from Service’ or ‘Separates from Service’ shall mean a Participant’s termination from employment with the Employer on account of such Participant’s death, permanent and total disability, retirement, or other such termination of employment. A Participant will not be deemed to have experienced a Separation from Service if such Participant is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if such Participant continues to provide “significant services” to the Employer. For purposes of the preceding sentence, a Participant will be considered to provide “significant services” if such Participant provides continuing services that average at least twenty percent (20%) of the services provided by such Participant to the Employer during the immediately preceding three (3) full calendar year of employment and the annual remuneration paid for such services is at least twenty percent (20%) of the average annual compensation earned during the final three (3) full calendar years of employment (or, if less, the period of employment).”

3. Section 3.3(d), Agreement Procedure, is hereby deleted in its entirety and replaced with the following:

“(d) The deferral period provided for under a prior Agreement (the ‘Prior Deferral Election’) may be extended in accordance with rules established by the Administrator in compliance with the requirements of Code Section 409A and related regulations. Notwithstanding the foregoing, in no event shall a change in a Prior Deferral Election:

     (i) take effect until at least twelve (12) months after the date on which such Election is made;
     (ii) permit payment due on account of Separation from Service, or payable in accordance with a specified time or fixed schedule (as set forth in such Agreement), or payable in connection with a Change in Control, to commence earlier than five (5) years from the date such payment otherwise would have commenced in the absence of such extension, and
     (iii) permit payment to commence in accordance with a specified time or fixed schedule set forth in the Prior Deferral Election less than twelve (12) months prior to the date of the first payment scheduled under such Prior Deferral Election.
For purposes of this paragraph (d), any payments to be made to a Participant under a prior Agreement that consists of installments, or is to be paid other than in lump sum form, shall be treated as a single payment, and the date of the first payment in any such series of installments shall be treated as the date of payment.
4. Section 4.4, Matching Contributions, is hereby amended by adding the following provision to the end thereto:
“Notwithstanding the foregoing, effective January 1, 2005, no Employer Matching Contribution shall be credited to any Participant who is otherwise eligible to receive an Employer Matching Contribution, to the extent such Employer Matching Contribution corresponds to changes made by such Participant to his or her elective deferrals in the American Greetings Corporation Employees’ Profit Sharing Plan and such changes to his or elective deferrals exceeds the Code Section 402(g) limit.”
5. Section 5.3, Restoration Contributions, is hereby deleted in its entirety and replaced with the following:
“An amount determined by the Board, in its sole discretion, may be credited to a Participant’s Account for each Plan Year in which the Participant is a participant in the American Greetings Corporation Employees’ Retirement Profit Sharing Plan, and contributions allocated to such Participant’s account(s) thereunder, if any, are restricted due to the limitations imposed under Code Sections 401(a)(17) and 415.”
6. Section 6.1, Commencement of Benefit Payments, is hereby deleted in its entirety and replaced with the following:

“6.1  Commencement of Benefit Payments. With respect to Participants’ Deferred Compensation Benefits and Restoration Benefits that are earned and vested prior to December 31, 2004, and except as provided in Section 10.8, the payment of a Participant’s Deferred Compensation Benefit and Restoration Benefit shall commence within thirty (30) days after the date on which the earlier of the following events occur, as applicable:

(a)	The expiration of the deferral period provided under such Participant’s Agreement;

(b)	Such Participant incurs an Unforeseeable Emergency (as determined by the Administrator in accordance with the Plan), provided, that a payment made in accordance with this provision (b) shall in any event be limited to the amount necessary to satisfy such emergency;

(c)	Such Participant terminates service with the Employer for any reason; or

(d)	Such Participant’s service is terminated by the Employer for any reason.
With respect to Deferred Compensation Benefits and Restoration Benefits earned or vesting after December 31, 2004, and except as provided in Section 10.8, a Participant’s Deferred Compensation Benefit and Restoration Benefit shall commence after the date on which the earliest of the following events occur, as applicable:
(a)	The expiration of the deferral period provided under such Participant’s Agreement,

(b)	Such Participant incurs an Unforeseeable Emergency (as determined by the Administrator in accordance with the Plan), provided, that a payment made in accordance with this provision (b) shall in any event be limited to the amount necessary to satisfy such emergency; or

(c)	Such Participant incurs a Separation from Service.

Notwithstanding the foregoing, in the case of any distribution payable on account of a Separation from Service to any Participant who qualifies as a Specified Employee (determined as of such Separation from Service), any such distribution shall commence no earlier than six (6) months from the date of such Separation from Service (or if earlier, the date of such Specified Employee’s death).”
7. Section 6.2, Form of Benefit Payments, is hereby amended by deleting the last paragraph in its entirety and by deleting the second to last paragraph in its entirety, but replacing it with the following:
“Except as provided in Article VII, the Participant’s Restoration Benefit shall be paid in a single lump sum unless a periodic payment is elected by the Participant under procedures established by the Administrator. For Restoration Benefits credited or vesting after December 31, 2004, any election to receive a periodic payment under this Section 6.2 shall be made no later than: (i) the last day of the Plan Year preceding the Plan Year to which such Restoration Benefit is first credited; or (ii) in the case of the first year in which a Participant becomes eligible to participate in the Plan, not later than thirty (30) days from the date that such Participant first becomes eligible to participate in the Plan.”
8. Section 10.3, No Assignment, is hereby amended by adding the following paragraph to the end thereto:
“Notwithstanding the foregoing, a Participant’s Deferred Compensation Benefit shall be subject to division and partition in accordance with the terms of a domestic relations order satisfying the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Code Section 414(p) and related regulations; provided, that (i) a separate benefit shall be recognized and maintained for any spouse or former spouse determined to have an interest in the Plan as a result of a QDRO; and (ii) all costs and expenses incurred by the Company or the Administrator in connection with such QDRO shall be charged against such Participant’s Deferred Compensation Benefit, as an offset in accordance with the provisions of subsection (c) hereof, prior to effecting any such division or partition.”
9. Article 10, Miscellaneous Provisions, is hereby amended by adding Section 10.12 to the end thereto, which shall provide as follows:
“Section 10.12 Tax Liability; Compliance.
(a) Where and to the extent a Participant’s Deferred Compensation Benefit, including any payment or distribution thereunder, results in a federal, state or local tax withholding obligation being imposed upon the Company or the Administrator, or any entity qualifying as an “Employer”

hereunder, the Company (or such Employer) shall have the right to withhold such amounts from any Plan benefit(s) due or becoming due and payable to such Participant.
(b) The Administrator may treat as paid, and then withhold and remit, a portion of a Participant’s Deferred Compensation Benefit reasonably determined to be necessary to satisfy any federal, state, or local tax obligation imposed in connection with such Participant’s Deferred Compensation Benefit; provided, however, that any amount treated as paid to a Participant and so applied shall not exceed the amount of such obligation.
(c) The Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Code Section 409A, then such provision shall be void and shall not apply to a Participant’s Deferred Compensation Benefit, to the extent practicable. In the event that it is determined to not be feasible to so void a Plan provision as it applies to a Participant’s Deferred Compensation Benefit, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.”
B. Amendments to the Option Plan
1. Section 2, Provision to Amend Deferral Plan, is hereby amended by deleting the section in its entirety and replacing it with the following:
“2.	Provision to Amend Deferral Plan. In accordance with §10.1 of the Deferral Plan, Participants who otherwise have an opportunity to extend the deferral period for amounts deferred under rules adopted pursuant to §3.3(d) of the Deferral Plan may elect instead to receive an award of discounted options hereunder (“Option Agreement”) in full satisfaction of such amounts due under the Deferral Plan. As a condition to such Option Agreement, any Participant who becomes a party thereto shall consent and agree that he or she no longer has any right to such amounts under the Deferral Plan. The Options awarded in substitution of the Deferred Compensation Benefit shall be governed by the terms of this Plan, except with respect to the timing of the Options’ elections, which at all times shall be governed by §3.3(d) of the Deferral Plan.

The Board of Directors (or the Compensation & Management Development Committee, to the extent delegated), shall have sole discretion to provide Participants in the Deferral Plan the opportunity to substitute their rights to receive deferred compensation under the Deferral Plan for the right to enter into an Option Agreement pursuant to this Plan, provided the participant makes his or her election prior to the beginning of the Deferral Period.
Notwithstanding the foregoing, effective January 1, 2005, Participants shall no longer be eligible to enter into Option Agreements hereunder, or to amend or modify any existing Option Agreements. Further, any Option Agreements executed prior to October 4, 2004, shall be subject to the terms of the Deferral Plan in effect prior to that date. Any Option Agreements executed on or after October 4, 2004, shall be subject to the terms of the Deferral Plan, as thereafter amended and in effect.”
2. Section 4, Definitions, is hereby amended by adding the definition of Deferral Period thereto and replacing the current definition “Termination of Employment” with the following:
“‘Deferral Period’ shall mean the period for which a Participant’s compensation is deferred under the Deferral Plan. The Deferral Period will be measured against the Deferral Plan’s Plan Year.”
“‘Termination of Employment’ shall mean, with respect to Employee terminations occurring prior to January 1, 2005, the date on which the Employee ceases to perform services for the Company. Effective for Employee’s terminations occurring after December 31, 2004, ‘Termination of Employment’ shall mean the date of an Employee’s Separation from Service as defined under the Deferral Plan.”
3. Section 7, Eligibility, is hereby amended by replacing the section in its entirety with the following:
“All Employees of the Company who are both in the group of Employees determined by the Board to be part of the select group of management or highly compensated Employees and are also designated as Participants by the Board are eligible to receive Options under the Plan. Notwithstanding the foregoing, no Option Agreement shall be entered into under this Plan after December 31, 2004.”
4. Section 8, Grant of Options, is hereby amended by adding the following provision to the end thereto:
“No Option Agreement shall be entered into under this Plan after December 31, 2004.”
5. Section 11 is hereby amended by deleting the section in its entirety and replacing it with the following:
“Exercise. Except as otherwise specifically provided in the Option Agreement, all Options granted under the Plan will vest at grant and may be exercisable immediately; provided, however, that such Options shall be exercised in accordance with the applicable Option Agreement.
The Option may be exercised, as provided in the Option Agreement, in full or in part from the date of the grant at increments of no less than 100% of each grant. However, in no event shall any option be exercised more than 20 years after the date of grant, with the option to extend the exercise period at the discretion of the Board; provided, however, that no extensions shall be permitted after December 31, 2004.
Reinvested dividends shall be attributed proportionally to the property subject to the Option awards and will be purchased when the underlying award is exercised. For example, if an original grant of an Option to purchase 400 shares (after the payment of the exercise price) generated 100 additional shares on such 400 shares from reinvested dividends, an exercise of one-fourth of the originally granted options will result in the purchase (after the payment of the exercise price) of 125 shares in order to proportionally include the resulting reinvested dividends.
In addition, all Options granted under the Plan may only be exercised subject to the terms specified in the Option Agreement. If such terms conflict with the terms of this Plan, the terms of this Plan Document shall control.”
6. Section 16, Modification of Option or Plan, shall be amended by adding the following provision to the end thereto:
“Effective January 1, 2005, the Board shall not modify, extend, or renew any outstanding Option or the Plan, except as may be required to bring such Option Agreement or the Plan into compliance with applicable federal, state, or local law.”
     IN WITNESS HEREOF, the Company, by actions of its Board of Directors, has caused this Amendment Number Four to the Plan and this Amendment Number One to the Option Plan to be executed on this 14th day of December, 2005.

AMERICAN GREETINGS CORPORATION
By:	/s/ Brian T. McGrath
Name: Brian T. McGrath
Title: Vice President, Human Resources